EXHIBIT 2.7

FOURTH AMENDMENT TO ASSET PURCHASE AGREEMENT
AND DETERMINATION DATE LOAN DOCUMENTS

FOURTH AMENDMENT (this “Amendment”) dated as of January 14, 2008, amending the Asset Purchase Agreement (the “APA”), Secured Promissory Note (the “Note”) and Security Agreement (the “Security Agreement”), each dated as of October 31, 2007, between PS Energy Group, Inc. (the “Seller”) and MXenergy Inc. (the “Buyer”).

W I T N E S S E T H:

WHEREAS, to provide additional time for the parties to meet the closing conditions set forth in the APA, the parties hereto desire to amend the APA and Determination Date Loan Documents, as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the APA shall have the meaning assigned to such term in the APA. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the APA shall, from and after the date hereof, refer to the APA as amended by this Amendment.

SECTION 2. Amendments.

A.             The definition of “Termination Date” set forth in Section 1.1 of the APA shall be deleted in its entirety and replaced with the following:

“Termination Date” means January 15, 2008, but the parties agree to work in good faith to negotiate a Fourth Amendment to the APA and the Determination Date Loan Documents to modify certain terms and conditions of the APA (including the Closing Date) and Determination Date Loan Documents to reflect, among other things, the requirements of the PSC for its approval of the transaction and other changes necessary due to the delay in the closing of the transaction.

B.                The date “January 14, 2008” set forth in the third paragraph of the Note shall be deleted and the date “January 15, 2008” shall be inserted in lieu thereof.

C.              The date “January 14, 2007” set forth in the second sentence of the fourth paragraph of the Note shall be deleted and the date “January 15, 2008” shall be inserted in lieu thereof.

D.               The date “January 14, 2007” set forth in the section 3(b) of the Security Agreement shall be deleted and the date “January 15, 2008” shall be inserted in lieu thereof.

E. The date “January 14, 2007” set forth in the section 3(c) of the Security Agreement shall be deleted and the date “January 15, 2008” shall be inserted in lieu thereof.

SECTION 3. No Other Changes. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the APA and Determination Date Loan Documents remain unchanged and in full force and effect.

SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

SECTION 5. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, This Amendment shall become effective as of the date first written above when duly executed below.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PS ENERGY GROUP, INC.

/s/ Livia Whisenhunt
Livia Whisenhunt
President and Chief Executive Officer

MXENERGY INC.

/s/ Carole R. Artman-Hodge
Carole R. Artman Hodge
Executive Vice President